X1 CAPITAL INC.

ARTICLES OF INCORPORATION

July 25, 2023

FIRST: The undersigned, with the intention of creating a Maryland Limited Liability Company, files the following Articles of Incorporation.

ARTICLE I: NAME

The name of the corporation (the “Corporation”) is X1 Capital Inc.

ARTICLE II: PURPOSES

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”).

ARTICLE III: RESIDENT AGENT AND PRINCIPAL OFFICE

The resident agent of the Corporation is Maryland Resident Agent, 5000 Thayer Center, Suite C; Oakland, MD 21550-1139. The address of the principal office is 4701 Sangamore Rd, Suite 100N #2329, Bethesda, MD 20816.

ARTICLE IV: PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number, Vacancies and Classification of Directors. The business and affairs of the Corporation shall be managed under the direction of the board of directors of the Corporation (the “Board”). The initial number of directors of the Corporation is three, which number may be increased or decreased only by the Board pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

James Hickey

Richard Chang

Christopher Dvorachek

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

The Corporation elects, at such time as the Corporation becomes eligible to make an election provided for under Section 3-802(b) of the MGCL, that, subject to applicable requirements of the 1940 Act and except as may be provided by the Board in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

On the first date on which the Corporation shall have more than one stockholder of record, the directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into two classes, as nearly equal in number as possible as determined by the Board, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.

Section 4.2 Extraordinary Actions. Except as specifically provided in Section 4.9 and in Section 6.2 of the charter of the Corporation (the “Charter”), notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable and approved by the Board and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Election of Directors. Except as otherwise provided in the Bylaws of the Corporation, each director shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon.

Section 4.4 Quorum. The presence in person or by proxy of the holders of shares of stock of the Corporation entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the Charter, requires approval by a separate vote of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by such classes or series on such a matter shall constitute a quorum. To the extent permitted by Maryland law as in effect from time to time, the foregoing quorum provision may be changed by the Bylaws.

Section 4.5 Authorization by Board of Stock Issuance. The Board may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws.

Section 4.6 Preemptive Rights. Except as may be provided by the Board in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 4.7 Appraisal Rights. No holder of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor provision thereto unless the Board, upon the affirmative vote of a majority of the entire Board, shall determine that such rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.8 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board.

Section 4.9 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 4.10 Exclusive Forum. All stockholders of the Corporation shall be subject to the forum selection provisions for any direct or derivative action or proceeding as may be set forth in the Bylaws.

ARTICLE V: STOCK

Section 5.1 Authorized Shares. The Corporation has authority to issue 100,000,000 shares of stock, initially consisting of 100,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $1,000,000. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article V, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. A majority of the entire Board, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 5.3 Preferred Stock. The Board may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, into one or more classes or series of stock, including Preferred Stock (“Preferred Stock”).

Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board by resolution shall:

a)Designate that class or series to distinguish it from all other classes and series of stock of the Corporation

b)Specify the number of shares to be included in the class or series

c)Set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series

d)Cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the Charter document filed with the SDAT.

Section 5.5 Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board determines that such stockholder has an improper purpose for requesting such inspection.

Section 5.6 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws. The Board shall have the exclusive power, at any time, to make, alter, amend or repeal the Bylaws.

ARTICLE VI: AMENDMENTS; CERTAIN EXTRAORDINARY TRANSACTIONS

Section 6.1 Amendments Generally. The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

Section 6.2 Approval of Certain Extraordinary Actions and Charter Amendments.

a)Required Votes. The affirmative vote of the holders of shares entitled to cast at least 80 percent of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect:

i)Any amendment to the Charter to make the Corporation’s Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act)

ii)The liquidation or dissolution of the Corporation and any amendment to the Charter to effect any such liquidation or dissolution

iii)Any amendment to, or any amendment inconsistent with the provisions of, Section 4.1, Section 4.2, Section 4.9, Section 6.1 or this Section 6.2

iv)Any merger, consolidation, share exchange or sale or exchange of all or substantially all of the assets of the Corporation that the MGCL requires be approved by the stockholders of the Corporation

v)Any transaction between the Corporation and a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision), and any person controlling, controlled by or under common control with any such person or member of such group, that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of directors generally provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least a majority of such Continuing Directors, in addition to approval by the Board, approve such proposal, transaction or amendment, the affirmative vote of the holders of a majority of the votes entitled to be cast shall be sufficient to approve such proposal, transaction or amendment; and provided further, that, with respect to any transaction referred to in (a)(v) above, if such transaction is approved by the Continuing Directors, by a vote of at least two-thirds of such Continuing Directors, no stockholder approval of such transaction shall be required unless the MGCL or another provision of the Charter or Bylaws otherwise requires such approval.

b)Continuing Directors. “Continuing Directors” means (i) the directors identified in Section 4.1, (ii) the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies on the Board is approved by a majority of the directors identified in Section 4.1, who are on the Board at the time of the nomination or election, as applicable, or (iii) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the Continuing Directors or successor Continuing Directors, who are on the Board at the time of the nomination or election, as applicable.

ARTICLE VII: LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 7.1 Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 7.2 Indemnification and Advance of Expenses. The Corporation shall have the power, to the maximum extent permitted by Maryland law and the 1940 Act, both as in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board or any duly authorized committee thereof, to provide such indemnification and advancement of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 7.3 1940 Act. The provisions of this Article VII shall be subject to the limitations of the 1940 Act.

Section 7.4 Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE VIII: TERMINATION; LIQUIDATION

Notwithstanding anything contained in the Charter to the contrary, if, prior to any initial public offering of the Common Stock that may occur, the Board determines that there has been a significant adverse change in the regulatory or tax treatment of the Corporation or its stockholders that in its judgment makes it inadvisable for the Corporation to continue in its present form, then the Board shall endeavor to restructure or change the form of the Corporation to preserve (insofar as possible) the overall benefits previously enjoyed by stockholders as a whole or, if the Board determines it appropriate (and subject to any necessary stockholder approvals and applicable requirements of the 1940 Act), the Board shall at any time after the third anniversary of the Final Closing (defined as a date which is no more than twenty-four months after the date of the initial stockholder investment in the Corporation), or earlier if the Board determines it appropriate, (i) (a) wind down, (b) sell or exchange all or substantially all of the Corporation’s assets and/or (c) liquidate and dissolve the Corporation, or (ii) amend the Charter as necessary to preserve (insofar as possible) the overall benefits previously enjoyed by stockholders as a whole.

The undersigned Chief Executive Officer acknowledges these Articles of Incorporation to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and Chief Executive Officer.

Signature:

James Hickey

Chief Executive Officer

X1 Capital Articles of Incorporation 7-25-23Page 1 of 6